Exhibit 10.48
SUMMARY OF STOCK OWNERSHIP GUIDELINES
Effective August 16, 2006
     The Stock Ownership Guidelines are applicable to directors and executive officers of ITC Holdings Corp. The directors and executive officers must meet the applicable stock ownership guideline by the later of August 16, 2011 or the fifth anniversary of when the guidelines first become applicable to the individual. The guidelines require ownership of Company common stock having a value as follows:
•	five times annual salary in the case of the chief executive officer,

•	three times annual salary in the case of senior vice presidents,

•	two times annual salary in the case of other executive officers, and

•	five times the annual cash retainer in the case of directors.
     The following will count toward the ownership goals:
•	shares issuable upon exercise of vested in-the-money stock options,

•	shares (including restricted shares) owned directly,

•	shares owned through 401(k), phantom units, RSUs or stock purchase plans, assuming plan settles payments in stock, and

•	shares previously owned by executives but placed in trust for family members will count towards the ownership threshold.
     Stock ownership positions will be considered as a factor in promotion or succession decisions and failure to maintain the applicable minimum ownership threshold may result in payment of a portion of annual incentives in Company stock or other action by the Compensation Committee. Stock awards may not be sold after vesting unless the individual is in compliance with the applicable ownership guideline, subject to hardship exceptions approved by the Chief Executive Officer. Stock sales generally must be approved by the Chief Executive Officer and the General Counsel.
     The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time.